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                            STOCK PURCHASE AGREEMENT

                                     AMONG

                             KEY ENERGY GROUP, INC.

                                      AND

                           MARK DUANE MASSINGILL AND
                            CLAUDIA LYNN MASSINGILL





                           DATED AS OF JUNE 25, 1997





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                            STOCK PURCHASE AGREEMENT

       THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of June 25, 1997 by and among Key Energy Group, Inc., a Maryland corporation ("Key"), and Mark Duane Massingill and Claudia Lynn Massingill(collectively, the "Shareholders").

                                 WITNESSETH:

       WHEREAS, Key is a corporation duly organized and validly existing under the laws of the State of Maryland, with its principal executive offices at Two Tower Center, Tenth Floor, East Brunswick, New Jersey 08816; and

       WHEREAS, Well-Co Oil Services, Inc. ("Well-Co") is a corporation duly organized and validly existing under the laws of the State of Nevada, with its principal executive offices at 1201 Stockton Street, Brownfield, Texas 79316; and

       WHEREAS, the Shareholders own 10,000 shares (the "Well-Co Shares") of common stock, no par value , of Well-Co ("Well-Co Common Stock"), which constitutes all of the issued and outstanding shares of capital stock of Well-Co; and

       WHEREAS, the Shareholders desire to sell to Key, and Key desires to purchase from the Shareholders all of the issued and outstanding capital stock of Well-Co.

       NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                               PURCHASE AND SALE

       1.1.   Purchase and Sale of Well-Co Shares.    Subject to the terms and
conditions of this Agreement, on the date hereof, the Shareholders agree to sell and convey to Key, free and clear of all Encumbrances (as defined in
Section 2.1.8.1 hereof), and Key agrees to purchase and accept from the Shareholders, all of the Well-Co Shares. Subject to the provisions of Section
1.3 hereof, in consideration of the sale of the Well-Co Shares, Key shall (i) pay to the Shareholders, on the date hereof, a total of $17,575,816.46 by wire transfer of immediately available funds (which sum shall include $100,000.00 payable to each Shareholder for his or her agreement not to compete with Well-Co as set forth in Section 3.1 hereof) and, (ii) issue to the Shareholders, in accordance with Section 3.2 hereof, 240,000 shares (the "Key Shares") of common stock, par value, $.10 per share, of Key ("Key Common Stock").
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       1.2.   Delivery of Well-Co Certificates.  The Shareholders shall deliver to Key, on the date hereof, duly and validly issued certificates representing all of the Well-Co Shares, each such certificate having been duly endorsed in blank and in good form for transfer or accompanied by stock powers duly executed in blank, sufficient and in good form to properly transfer such shares to Key (or its designee).

       1.3 Adjustment of Purchase Price. Key shall cause to be prepared and delivered to the Shareholders a balance sheet of Well-Co as of the date hereof (the "Final Balance Sheet") within thirty (30) days after the date hereof on a basis consistent with the 1/31 Balance Sheet (as such term is hereinafter defined) which shall include provisions for those items listed on Schedule
2.1.8.16 hereto, but shall exclude any provision for worker's compensation claims. Key and the Shareholders shall jointly review the Final Balance Sheet, endeavor in good faith to resolve any disagreements regarding the entries thereon and reach a final determination thereof within 60 days from the date hereof. If the parties are unable to reach a final determination relative to all disagreements regarding entries on the Final Balance Sheet within such 60 day period they shall submit the unresolved issue or issues to a "big six" firm of independent certified public accountants selected by mutual agreement (or if mutual agreement cannot be reached, by lot), whose decision on the unresolved issue or issues shall be binding on all parties hereto. Within 10 days of reaching such final determination, the following adjusting payments shall be made:

              (1)    If the Final Net Current Value of Well-Co (as defined in
                     Schedule 1.3 hereto) exceeds the 1/31 Net Current Value of Well-Co (as defined in Schedule 1.3 hereto), Key shall pay to the Shareholders the amount of such excess.

              (2) If the Final Net Current Value of Well-Co is less than the 1/31 Net Current Value of Well-Co, the Shareholders shall pay to Key the amount of such difference.


                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

       2.1. General Representations and Warranties of the Shareholders. The express representations and warranties of the Shareholders contained in this
Article 2 and elsewhere in this Agreement and the Schedules hereto are exclusive and are in lieu of all other representations and warranties, express, implied or statutory or otherwise. Subject to the foregoing, each of the Shareholders jointly and severally represents and warrants to Key as follows:

              2.1.1. Organization and Standing. Well-Co is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of





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       the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its financial condition, properties or business.

              2.1.2. Agreement Authorized and its Effect on Other Obligations. Each of the Shareholders is a resident of Texas, above the age of 18 years, and has the legal capacity and requisite power and authority to enter into, and perform his or her obligations under this Agreement. This Agreement is a valid and binding obligation of each of the Shareholders enforceable against each of the Shareholders (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement by the Shareholders will not conflict with or result in a violation or breach of any term or provision of, nor constitute a default under (i) the Articles of Incorporation or Bylaws of Well-Co or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Well-Co or either of the Shareholders is a party or by which Well-Co or either of the Shareholders or their respective properties are bound.

              2.1.3. Capitalization. The authorized capitalization of Well-Co consists of 10,000 shares of Well-Co Common Stock, of which, as of the date hereof, 10,000 shares were issued and outstanding and held beneficially and of record by the Shareholders. On the date hereof, Well-Co does not have any outstanding options, warrants, calls or commitments of any character relating to any of its authorized but unissued shares of capital stock. All issued and outstanding shares of Well-Co Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. None of the outstanding shares of Well-Co Common Stock is subject to any voting trusts, voting agreement or other agreement or understanding with respect to the voting thereof, nor is any proxy in existence with respect thereto.

              2.1.4. Ownership of Well-Co Shares. Each Shareholder holds good and valid title to 5,000 of the Well-Co Shares, free and clear of all Encumbrances. The Shareholders possess full authority and legal right to sell, transfer and assign to Key the Well-Co Shares, free and clear of all Encumbrances. Upon transfer to Key by the Shareholders of the Well-Co Shares, Key will own the Well-Co Shares free and clear of all Encumbrances. There are no claims pending or, to the knowledge of either of the Shareholders, threatened, against Well-Co or either of the Shareholders that concern or affect title to either the Well-Co Shares, or that seek to compel the issuance of capital stock or other securities of Well-Co.

              2.1.5. No Subsidiaries. Except as set forth in Schedule 2.1.5 hereto, there is no corporation, partnership, joint venture, business trust or other legal entity in which Well-Co, either directly or indirectly through one or more intermediaries, owns or holds beneficial or record ownership of at least a majority of the outstanding voting securities.





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              2.1.6. Financial Statements. The Shareholders have delivered to
       Key copies of Well-Co's unaudited balance sheet and statement of income, as of and for the 12 months ended December 31, 1996 (collectively, the "Annual Financial Statements"). The Shareholders have also delivered to Key copies of Well-Co's unaudited balance sheet, a copy of which is attached hereto as Schedule 2.1.6 (the "1/31 Balance Sheet"), and statement of income (collectively, the "1/31 Financial Statements"), as at and for the one month ended January 31, 1997 (the "Balance Sheet
       Date").   The Annual Financial Statements and the 1/31 Financial
       Statements are complete in all material respects. The Annual Financial Statements and the 1/31 Financial Statements present fairly the financial condition of Well-Co in accordance with accounting practices used for Federal income tax purposes applied on a consistent basis as at the dates and for the periods indicated. The Annual Financial Statements and the 1/31 Financial Statements have been prepared in accordance with accounting practices used for Federal income tax purposes applied on a consistent basis. The accounts receivable reflected in the 1/31 Balance Sheet, or which have been thereafter acquired by Well-Co, have been collected or are collectible at the aggregate recorded amounts thereof less applicable reserves, which reserves are adequate. The inventories of Well-Co reflected in the 1/31 Balance Sheet, or which have thereafter been acquired by it, consist of items of a quality usable and salable in the normal course of Well-Co's business.

              2.1.7. Liabilities. Except as disclosed on Schedule 2.1.7 hereto, Well-Co does not have any liabilities or obligations, either accrued, absolute or contingent, nor do either of the Shareholders have any knowledge of any potential liabilities or obligations , other than those (i) incurred in the ordinary course of business since the Balance Sheet Date that will not materially adversely affect the value and conduct of the business of Well-Co or (ii) reflected or reserved against in the 1/31 Balance Sheet

              2.1.8. Additional Well-Co Information.  Attached as Schedule
       2.1.8 hereto are true, complete and correct lists of the following items:

                     2.1.8.1. Real Estate. All real property and structures thereon owned, leased or subject to a contract of purchase and sale, or lease commitment, by Well-Co, with a description of the nature and amount of any Encumbrances thereon, except such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the business operations of Well-Co. The term "Encumbrances" means all liens, security interests, pledges, mortgages, deed of trust, claims, rights of first refusal, options, charges, restrictions or conditions to transfer or assignment, liabilities, obligations, privileges, equities, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind or nature, except liens for current taxes not yet due and payable;





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                     2.1.8.2.  Machinery and Equipment.  All vehicles, rigs,
              carriers, rig equipment, machinery and transportation equipment, and all significant tools, equipment, furnishings and fixtures owned, leased or subject to a contract of purchase and sale, or lease commitment, by Well-Co with a description of the nature and amount of any Encumbrances thereon, except (i) Encumbrances disclosed on Schedule 2.1.8.2 hereto and (ii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the business operations of Well-Co;

                     2.1.8.3. Inventory. All inventory items or groups of inventory items owned by Well-Co, excluding raw materials and work in process, which raw materials and work in process are valued on the 1/31 Balance Sheet, together with the amount of any Encumbrances thereon;

                     2.1.8.4. Receivables. All accounts and notes receivable of Well-Co, together with (i) aging schedules by invoice date and due date, (ii) the amounts provided for as an allowance for bad debts, (iii) the identity and location of any asset in which Well-Co holds a security interest to secure payment of the underlying indebtedness, and (iv) a description of the nature and amount of any Encumbrances on such accounts and notes receivable;

                     2.1.8.5. Payables. All accounts and notes payable of Well-Co, together with an appropriate aging schedule;

                     2.1.8.6. Insurance. All insurance policies or bonds currently maintained by Well-Co, including title insurance policies, including those covering Well-Co's properties, rigs, machinery, equipment, fixtures, employees and operations, as well as a listing of any premiums, audit adjustments or retroactive adjustments due or pending on such policies or any predecessor policies;

                     2.1.8.7. Contracts. All material contracts, including leases under which Well-Co is lessor or lessee, which are to be performed in whole or in part after the date hereof;

                     2.1.8.8. Employee Compensation Plans. All bonus, incentive compensation, deferred compensation, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other employee benefit or fringe benefit plans, arrangements or trust agreements of Well-Co or any employee benefit plan maintained or adopted by Well-Co (collectively, the "Employee Plans"), together with copies of the most recent reports or returns with respect to each such Employee Plan, filed with any governmental agency and all Internal Revenue Service determination letters and all





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              other correspondence from governmental entities that would bring into question the continued qualification or validity of any such Employee Plan;

                     2.1.8.9. Certain Salaries. The names and salary rates of all present employees of Well-Co, and, to the extent existing on the date of this Agreement, all arrangements with respect to any bonuses to be paid to them from and after the date of the Agreement;

                     2.1.8.10. Bank Accounts. The name of each bank in which Well-Co has an account, the account numbers of each account and the names of all persons authorized to draw thereon;

                     2.1.8.11. Employee Agreements. Any collective bargaining agreements of Well-Co with any labor union or other representative of employees, including amendments, supplements, and written or oral understandings, and all employment and consulting and severance agreements of Well-Co;

                     2.1.8.12. Intellectual Property. All patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and other intellectual property rights owned, leased or used by Well-Co (collectively, the "Intellectual Property") ;

                     2.1.8.13. Trade Names. All trade names, assumed names and fictitious names used or held by Well-Co, whether and where such names are registered and where used;

                     2.1.8.14. Promissory Notes. All long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, and any other agreements of Well-Co relating thereto and a description of the collateral securing the same;

                     2.1.8.15. Guaranties. All indebtedness, liabilities and commitments of others and as to which Well-Co is a guarantor, endorser, co-maker, surety, or accommodation maker, or is contingently liable therefor and all letters of credit, whether stand-by or documentary, issued by any third party;

                     2.1.8.16. Reserves and Accruals. All accounting reserves and accruals maintained as of March 31, 1997;

                     2.1.8.17. Leases. All leases to which Well-Co is a party (whether as lessor or lessee); and

                     2.1.8.18. Environmental. All environmental permits, approvals, certifications, licenses, registrations, orders and decrees applicable to current





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              operations conducted by Well-Co and all environmental audits, assessments, investigations and reviews conducted by Well-Co within the last five years (or otherwise within the possession of Well-Co) on any property owned or used by it.

              2.1.9. No Defaults. Well-Co is not in default in any material obligation or covenant on its part to be performed under any obligation, lease, contract, order, plan or other arrangement other than any such default that is not material to the business or operations of Well-Co.

              2.1.10. Absence of Certain Changes and Events. Except as disclosed on Schedule 2.1.10 hereto, and other than as a result of the transactions contemplated by this Agreement, since the Balance Sheet Date, there has not been:

                     2.1.10.1. Financial Change. Any material adverse change in the financial condition, backlog, operations, assets, liabilities or business of Well-Co;

                     2.1.10.2. Property Damage. Any material damage, destruction, or loss to the business or properties of Well-Co (whether or not covered by insurance);

                     2.1.10.3. Dividends. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the Well-Co Common Stock, or any direct or indirect redemption, purchase or any other acquisition by Well-Co of any such stock;

                     2.1.10.4. Capitalization Change. Any change in the capital stock or in the number of shares or classes of Well-Co's authorized or outstanding capital stock as described in Section
              2.1.3 hereof;

                     2.1.10.5. Labor Disputes. Any labor or employment dispute of whatever nature involving Well-Co; or

                     2.1.10.6. Other Material Changes. Any other event or condition known to either of the Shareholders particularly pertaining to and adversely affecting the operations, assets or business of Well-Co which would constitute a material adverse change.

              2.1.11. Taxes. All federal, state and local income, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs, duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by Well-Co for each period for which any such returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable have been paid other than those being contested in good faith by Well-Co; and the tax provision reflected in the 1/31 Balance





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       Sheet is  adequate, in accordance with accounting practices utilized for federal income tax purposes to cover liabilities of Well-Co at the date thereof for all taxes, including any assessed interest, assessed penalties and additions to taxes of any character whatsoever applicable to Well-Co or its assets or business. No waiver of any statute of limitations executed by Well-Co with respect to any income or other tax is in effect for any period. The income tax returns of Well-Co have not been examined by the Internal Revenue Service or the taxing authorities of any other jurisdiction for the time period commencing January 1, 1993 up to and including the date of this Agreement, and to the best knowledge of the Shareholders, for any period prior to January 1, 1993 and there are no current or pending audits by the Internal Revenue Service. There are no tax liens on any assets of Well-Co except for taxes not yet currently due. Except as disclosed on Schedule 2.1.11 hereto, Well-Co is not subject to any tax-sharing or allocation agreement. Well-Co is not, nor has it ever attempted to become, a Subchapter S-Corporation under the Internal Revenue Code of 1986, as amended.

              2.1.12. Intellectual Property. Well-Co owns or has the right to use all Intellectual Property that is either material to its business or that are necessary for the rendering of any services rendered by Well-Co and the use or sale of any equipment or products used or sold by it (collectively, the "Well-Co Intellectual Property"), including all such Intellectual Property listed in Schedule 2.1.8 hereto. The Well-Co Intellectual Property is owned or licensed by Well-Co free and clear of any Encumbrance on a non-exclusive basis. Well-Co has not granted to any other person any license to use any Well-Co Intellectual Property. Well-Co has not received any notice of infringement, misappropriation, or conflict with, the intellectual property rights of others in connection with the use by it of the Well-Co Intellectual Property or otherwise in connection with the operation of its business.

              2.1.13.  Title to and Condition of Assets. Except as reflected on
       Schedule 2.1.8 hereto,_Well-Co has good, indefeasible and marketable title to all its properties, interests in properties and assets, real and personal, reflected in the 1/31 Balance Sheet or in Schedule 2.1.8 hereto, free and clear of any Encumbrance of any nature whatsoever, except (i) Encumbrances reflected in the 1/31 Balance Sheet or in
       Schedule 2.1.8 hereto, and (ii) such imperfections of title, easements and Encumbrances, if any, as are not substantial in character, amount, or extent and do not and will not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby, or otherwise materially impair the business operations of Well-Co. All leases pursuant to which Well-Co leases (whether as lessee or lessor) any substantial amount of real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by Well-Co and in respect to which Well-Co has not taken adequate steps to prevent a default from occurring. The buildings and premises of Well-Co that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All rigs, rig equipment, machinery, transportation equipment, tools and other major items of equipment of Well-Co are in good operating condition and in a state of reasonable





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       maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as to not substantially interfere with the continued use thereof in the conduct of normal operations. To the best of each Shareholder's knowledge, all such assets conform to all applicable laws governing their use. Except as disclosed on Schedule
       2.1.17 hereto, no notice of any violation of any law, statute, ordinance, or regulation relating to any such assets has been received by Well-Co or any of the Shareholders, except such as have been fully complied with.

              2.1.14. Contracts. All contracts, leases, plans or other arrangements to which Well-Co is a party, by which it is bound or to which it or its assets are subject are in full force and effect, and constitute valid and binding obligations of Well-Co and the other parties thereto. Well-Co is not, and to the knowledge of either of the Shareholders, no other party to any such contract, lease, plan or other arrangement is, in default thereunder, and no event has occurred which (with or without notice, lapse of time, or the happening of any other event) would constitute a default thereunder. No contract has been entered into on terms which could reasonably be expected to have a
       material adverse effect on Well-Co.   Neither of the Shareholders has
       received any information which would cause such Shareholder to conclude that any customer of Well-Co will (or is likely to) cease doing business with Well-Co (or its successors) as a result of the consummation of the transactions contemplated hereby.

              2.1.15.  Licenses and Permits.  Except as set forth on Schedule
       2.1.15 hereto, Well-Co possesses all permits, authorizations, certificates, approvals, registrations, variances, waivers, exemptions, rights-of-way, franchises, ordinances, licenses and other rights of every kind and character (collectively, the "Permits") necessary under law or otherwise for Well-Co to conduct its business as now being conducted and to construct, own, operate, maintain and use its assets in the manner in which they are now being constructed, operated, maintained and used (collectively, the "Well-Co Permits"). Each of the Well-Co Permits and Well-Co's rights with respect thereto is valid and subsisting, in full force and effect, and enforceable by Well-Co subject to administrative powers of regulatory agencies having jurisdiction. Well-Co is in compliance in all material respects with the terms of each of the Well-Co Permits. None of the Well-Co Permits has been, or to the knowledge of any of the Shareholders, is threatened to be, revoked, canceled, suspended or modified.

              2.1.16. Litigation. Except as disclosed on Schedule 2.1.16 hereto, there is no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation pending to which Well-Co is a party or, to the knowledge of any of the Shareholders, might become a party or which particularly affects Well-Co, nor is any change in the zoning or building ordinances directly affecting the real property or leasehold interests of Well-Co, pending or, to the knowledge of any of the Shareholders, threatened.





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              2.1.17.  Environmental Compliance.

                     2.1.17.1. Environmental Conditions. Except as set forth on Schedule 2.1.17 hereto, there are no environmental conditions or circumstances, including, without limitation, the presence or release of any Substance of Environmental Concern (defined below), on any property presently or previously owned, leased or operated by Well-Co, or on any property to which Substances of Environmental Concern or waste generated by Well-Co's operations or use of its assets was disposed of, which would have a material adverse effect on the business or business prospects of Well-Co. The term "Substance of Environmental Concern" means any gasoline, petroleum (including crude oil or any fraction thereof), petroleum product, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutant, contaminant, radiation, and any other substance of any kind, whether or not any such substance is defined as toxic or hazardous under any Environmental Law (defined below), that is regulated pursuant to or could give rise to liability under any Environmental Law;

                     2.1.17.2.  Permits, etc. Except as set forth on Schedule
              2.1.17 hereto, Well-Co has, and within the period of all applicable statutes of limitations has had in full force and effect all environmental permits, licenses, approvals and other authorizations required to conduct its operations, other than those that are not material to its business or operations and is and within the period of all applicable statute of limitations has been operating in substantial compliance thereunder;

                     2.1.17.3.  Compliance.  Except as set forth on Schedule
              2.1.17 hereto, the operations of Well-Co and the use of its assets are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws other than such non compliance that in the aggregate is not material to the business or operations of Well-Co. "Environmental Law" means any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, and other legally enforceable requirements (including, without limitation, common law) of the United States, or any State, local, municipal or other governmental authority or quasi-governmental authority, regulating, relating to, or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety as is now in effect;

                     2.1.17.4.  Past Compliance.  Except as set forth in
              Schedule 2.1.17 hereto, none of the operations or assets of Well-Co has ever been conducted or used in such a manner as to constitute violation of any of the Applicable Environmental Laws, other than violations that in the aggregate would not be material to the business or operations of Well-Co;

                     2.1.17.5.  Environmental Claims.  Except as listed on
              Schedule 2.1.17 hereto, no notice has been served on Well-Co or any of the Shareholders from any entity,





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              governmental agency or individual regarding any existing, pending or threatened investigation, inquiry, enforcement action or litigation or liability, including without limitation any claims for remedial obligations, response costs or contribution, relating to any Environmental Law;

                     2.1.17.6.  Enforcement.  Except as disclosed on Schedule
              2.1.17 hereto, Well-Co, and to either Shareholder's knowledge, no predecessor of Well-Co, nor any other party acting on behalf of Well-Co, has entered into or agreed to any consent decree, order, settlement or other agreement, nor is subject to any judgment, decree, order or other agreement, in any judicial administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law;

                     2.1.17.7. Liabilities. Well-Co has not assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law;

                     2.1.17.8. Renewals. Neither of the Shareholders knows of any reason Well-Co (or its successors) would not be able to renew without material expense any of the permits, licenses, or other authorizations required pursuant to any Environmental Law in connection with any of Well-Co's current operations; and

                     2.1.17.9. Asbestos and PCBs. Except as may be described in Schedule 2.1.17, no known material amounts of friable asbestos currently exist on any property owned or operated by Well-Co, nor do polychlorinated biphenyls exist in concentrations of 50 parts per million or more in electrical equipment owned or being used by Well-Co in its operations or on the properties of Well-Co.

              2.1.18.  Compliance with Other Laws.  Except as set forth on
       Schedule 2.1.17 hereto, Well-Co is not in violation of or in default with respect to, or in alleged violation of or alleged default with respect to, the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.) as amended, or any other applicable law or any applicable rule, regulation, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, or delinquent with respect to any report required to be filed with any governmental commission, board, bureau, agency or instrumentality, other than violations that in the aggregate are not material to the business or operations of Well-Co.

              2.1.19.  ERISA Plans or Labor Issues.  Except as reflected in
       Schedule 2.1.8.8 hereto, Well-Co does not currently sponsor, maintain or contribute to and has not at any time sponsored, maintained or contributed to any employee benefit plan which is or was subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Well-Co has not engaged in any unfair labor practices which could reasonably be expected to result in a material adverse effect on its operations or assets. Except as reflected on
       Schedule 2.1.16 hereto, to the knowledge of each Shareholder, Well-Co does not have any dispute with any of its existing or former employees. There are no labor disputes or, to the knowledge of any of the Shareholders, any disputes threatened by current or former employees of Well-Co. As to each Employee Plan:

                     (i) For purposes of this Section 2.1.19, all references to Well-Co shall be deemed to refer to Well-Co and any trade or business, whether or not incorporated, which together with Well-Co would be deemed or treated as a "single employer" with the meaning of Code Section 414 or ERISA Section 4001. None of the Employee Plans (i) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code of Section 302 of ERISA, (ii) is a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (iii) is a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iv) provides for medical, life or other types of insurance benefits to current or future retired or former employees (other than Billy D. Massingill and Maureen McCutchin, former shareholders of Well-Co) of Well-Co (other than as required for COBRA continuation coverage under Code Section 4980B or similar state law), (v) obligates Well-Co to pay any severance or similar benefits solely as a result of a change in control or ownership of Well-Co, or
              (vi) is a "voluntary employees' beneficiary association" with the meaning of Code Section 501(c)(9).

                     (ii) Each Employee Plan complies with and has been administered in form and in operation in compliance with all applicable laws including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended (the "Code), and the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), and neither of the Shareholders has received any notice from any governmental authority questioning or challenging such compliance;

                     (iii) Well-Co's administration and operation of the Employee Plans has not been conducted in such a manner as would give rise to any material fines, penalties, taxes, claims or charges against Well-Co by a governmental entity or any third party or otherwise, result in a material adverse effect on Well-Co's financial condition;

                     (iv) funding of Well-Co's profit sharing plan (the "Well-Co Profit Sharing Plan") is in the sole discretion of Well-Co regardless of past funding practices, and the Well-Co Profit Sharing Plan may be terminated at any time without liability to Well-Co other than the obligation to distribute the funds held by the Well-Co Profit Sharing Plan in accordance with the provisions thereof;

                     (v) there has been no event or condition which presents a material risk of termination of any Employee Plan of Well-Co; and

                     (vi) the execution, delivery and performance of this Agreement will not cause any Employee Plan of Well-Co to be terminated or otherwise adversely affect the administration or operation thereof. Well-Co's administration of the Employee Plans of Well-Co following the date hereof in the same manner as such plans were administered by Well-Co prior to the Closing will not violate any applicable laws or otherwise result in a material adverse effect on the financial condition of Well-Co.

                     (vii) Except as would cause a material adverse effect, each Employee Plan which is intended to be qualified under Code
              Section 401(a), (i) has been timely amended to reflect all requirements of the Tax Reform Act of 1986 and all subsequent federal legislation which is required to be adopted prior to the date hereof and (ii) has received from the Internal Revenue Service a favorable determination letter which considers the terms of the Employee Plan as amended for such tax law changes, or is within the remedial amendment period for seeking such favorable determination letter. Northing has occurred since the date of the most recent determination letter that would adversely affect the qualified status of each such Employee Plan or the tax-exempt status of any related trust.

                     (viii) During the five years preceding the Closing Date
              (i) no under-funded pension plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412 or ERISA
              Section 302 has been transferred out of Well-Co and (ii) Well-Co has not participated in or contributed to, or had an obligation to participate in or contribute to, any multiemployer plan (as defined in ERISA Section 3(37)).

                     (ix) Well-Co has not incurred, and has no reason to expect that it will incur, any liability to the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation (PBGC), any multiemployer plan, or otherwise under Title IV of ERISA (including any withdrawal liability), or under the Code, with respect to any Employee Plan that Well-Co maintains or contributes to, or had an obligation to contribute to.

                     (x) Nothing in this Section 2.1.19, express or implied, shall confer upon any employee or former employee of Well-Co, or their dependents and beneficiaries, any rights or remedies of any nature or kind, including but not limited to, any right to employment or continued employment for a specified period, or make any such person a third party beneficiary of this Agreement. Well-Co may amend or terminate any Employee Plan at any time without the consent of any participant therein or any other person.

              2.1.20. Investigations; Litigation. No investigation or review by any governmental entity with respect to Well-Co or any of the transactions contemplated by this Agreement is pending or, to the knowledge of any of the Shareholders, threatened, nor has any governmental entity indicated to Well-Co an intention to conduct the
       same.   Except as
       disclosed on Schedule 2.1.17 hereto, there is no action, suit or proceeding pending or, to the knowledge of any of the Shareholders, threatened against or affecting Well-Co at law or in equity, or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, that either individually or in the aggregate, does or is likely to result in any material adverse change in the financial condition, properties or business of Well-Co.

              2.1.21. Absence of Certain Business Practices. Neither Well-Co nor any officer of Well-Co, nor, to the knowledge of either of the Shareholders, any employee or agent of Well-Co or any other person acting on behalf of Well-Co, has, directly or indirectly, within the past five years, given or agreed to give any gift or similar benefit of greater than nominal value to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the business of Well-Co (or to assist Well-Co in connection with any actual or proposed transaction) which (i) might subject Well-Co to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a material adverse effect on the assets, business or operations of Well-Co, or
       (iii) if not continued in the future, might materially adversely affect the assets, business operations or prospects of Well-Co or which might subject Well-Co to suit or penalty in a private or governmental litigation or proceeding.

              2.1.22 Consents and Approvals. No consents, approvals or authorizations of, or filing or registration with, any governmental or regulatory authority, or any other person are required to be made or obtained by the Shareholders or Well-Co in connection with the consummation of the transactions contemplated hereby.

              2.1.23 Broker or Financial Advisors Fee. Neither the Shareholders nor Well-Co have retained any broker, agent or finder or agreed to pay any financial broker, agent or finder on account of this Agreement in such manner as to give rise to any valid claim against Key for a brokerage commission, finder's fee or any similar payments.

       2.2. Investment Representations of the Shareholders. Each of the Shareholders acknowledges, represents and agrees that:

              2.2.1.  Shareholders Investment Suitability and Related Matters.
       (i) Key has made available to the Shareholders the information and documents described in Section 2.3.4 hereof, (ii) such Shareholder understands the risks associated with ownership of Key Common Stock, and
       (iii) such Shareholder is capable of bearing the financial risks associated with such ownership;

              2.2.2. Key Shares Not Registered. The Key Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or registered or qualified under any applicable state securities laws;

              2.2.3. Reliance on Representations. The Key Shares are being issued to such Shareholder in reliance upon exemptions from such registration or qualification requirements, and the availability of such exemptions depends in part upon such Shareholder's bona fide investment intent with respect to the Key Shares;

              2.2.4.   Investment Intent.  Except as contemplated by Schedule
       3.2 and as permitted by applicable securities laws, such Shareholder's acquisition of the Key Shares is solely for his or her own account for investment, and such Shareholder is not acquiring the Key Shares for the account of any other person or with a view toward resale, assignment, fractionalization, or distribution thereof, except as permitted by applicable securities laws;

              2.2.5. Permitted Resale. Such Shareholder shall not offer for sale, sell, transfer, pledge, hypothecate or otherwise dispose of any of the Key Shares except in accordance with the registration requirements of the Securities Act and applicable state securities laws or upon delivery to Key of an opinion of legal counsel reasonably satisfactory to Key that an exemption from registration is available;

              2.2.6. Investor Sophistication. Such Shareholder has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Key Shares, and to make an informed investment decision with respect thereto;

              2.2.7. Availability of Information. Such Shareholder has had the opportunity to ask questions of, and receive answers from Key's officers and directors concerning such Shareholder's acquisition of the Key Shares and to obtain such other information concerning Key and the Key Shares, to the extent Key's officers and directors possessed the same or could acquire it without unreasonable effort or expense, as such Shareholder deemed necessary in connection with making an informed investment decision; and

              2.2.8. Restrictive Legends. In addition to any other legends required by law or the other agreements entered into in connection herewith, each certificate evidencing the Key Shares will bear a conspicuous restrictive legend substantially as follows:

              THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH OTHER STATE LAWS OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

       2.3. General Representations of Key. Key represents and warrants to each of the Shareholders as follows

              2.3.1. Organization and Good Standing. Key is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, has full requisite corporate power and authority to carry on its business as it is currently conducted, and to own and operate the properties currently owned and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on its financial condition, properties or business.

              2.3.2. Agreement Authorized and its Effect on Other Obligations. The consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Key, and this Agreement is a valid and binding obligation of Key enforceable (subject to normal equitable principles) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement by Key will not conflict with or result in a violation or breach of any term or provision of, or constitute a default under (i) the Articles of Incorporation or Bylaws of Key or (ii) any obligation, indenture, mortgage, deed of trust, lease, contract or other agreement to which Key or any of its property is bound.

              2.3.3. Capitalization. The capitalization of Key consists of 25,000,000 shares of Key Common Stock, of which as of the date hereof, 12,052,752 shares are issued and outstanding, and 7,568,803 shares are reserved for issuance upon the exercise or conversion of outstanding stock options, warrants and convertible subordinated debentures. Pursuant to Key's Articles of Incorporation, Key's board of directors has the authority, without further shareholder action, to redesignate all of the authorized and unissued shares of Key Common Stock into one or more series of preferred stock. As of the date hereof, no shares have been so designated or issued.

              2.3.4. Reports and Financial Statements. Key has previously furnished to the Shareholders true and complete copies of (i) Key's annual report filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), for Key's fiscal year ended June 30, 1996;
       (ii) Key's quarterly 10-Q reports filed with the Commission since June 30, 1996; (iii) all definitive proxy solicitation materials filed with the Commission since June 30, 1996; and (iv) any registration statement (other than those relating to employee benefit plans or resales by selling security holders on Form S-3) declared effective by the Commission since June 30, 1996; and (v) Key's Private Offering Memorandum dated June 28, 1996, relating to the

       Convertible Debentures (collectively, the "Key SEC Documents"). The consolidated financial statements of Key and its consolidated subsidiaries included in Key's most recent annual report on Form 10-K and most recent quarterly reports on Form 10-Q were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Key and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended; and this Agreement, the agreements and instruments to be entered into in connection herewith do not and the Key SEC Documents do not, as of the date thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, other than those that are not material to the business or prospects of Key.

              2.3.5. Absence of Certain Changes and Events. Except as disclosed on Schedule 2.3.5 hereto, and other than as a result of the transactions contemplated by this Agreement, since March 31, 1997, there has not been:

                     2.3.5.1. Financial Change. Any material adverse change in the financial condition, backlog, operations, assets, liabilities or business of Key;

                     2.3.5.2. Property Damage. Any material damage, destruction, or loss to the business or properties of Key (whether or not covered by insurance);

                     2.3.5.3. Dividends. Any declaration, setting aside, or payment of any dividend or other distribution in respect of the Key Common Stock, or any direct or indirect redemption, purchase or any other acquisition by Key of any such stock;

                     2.3.5.4 Labor Disputes. Any material labor or employment dispute of whatever nature involving Key; or

                     2.3.5.5. Other Material Changes. Any other event or condition known to Key particularly pertaining to and adversely affecting the operations, assets or business of Key which would constitute a material adverse change.

              2.3.6.  Consents and Approvals.   No consent, approval or
       authorization of, or filing of a registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by Key in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than what is required by the American Stock Exchange for the listing of the Key Shares issuable hereunder.

              2.3.7. Key's Access to Well-Co's Assets and Records. Key acknowledges that it is actively engaged in the same business as Well-Co, that it has been afforded an opportunity to examine the assets and records of Well-Co, discuss Well-Co's business and operation with the Shareholders, and investigate the condition of the assets of Well-Co and that Key is entering into this Agreement on the basis of such investigation and the representations and warranties of the Shareholders.

              2.3.8. Broker or Financial Advisor's Fee. Key has not retained any broker, agent or finder or agreed to pay any financial agent or finder on account of this Agreement in such a manner as to give rise to any valid claim against the Shareholders for any brokerage commission, finder's fee or any similar payments.


                                   ARTICLE 3

                             ADDITIONAL AGREEMENTS

       3.1.   Noncompetition.   Except as otherwise consented to or approved in
writing by Key, each of the Shareholders agrees that for a period of 60 months from the Effective Date, such Shareholder will not, directly or indirectly, acting alone or as a member of a partnership or as an officer, director, employee, consultant, representative, holder of, or investor in as much as 5% of any security of any class of any corporation or other business entity (i) engage in competition with the business or businesses conducted by Well-Co on or before the date of this Agreement in Texas or New Mexico; (ii) request any present customers or suppliers of Well-Co to curtail or cancel their business with Key, Well-Co or any affiliate of Key; (iii) disclose to any person, firm or corporation any trade, technical or technological secrets of Well-Co, Key or any affiliate of Key or any details of their organization or business affairs or (iv) induce or actively attempt to influence any employee of Well-Co, Key or any affiliate of Key to terminate his employment. Each of the Shareholders agrees that if either the length of time or geographical area set forth in this
Section 3.1 is deemed too restrictive in any court proceeding, the court may reduce such restrictions to those which it deems reasonable under the circumstances. Each of the Shareholders further agrees and acknowledges that Key and its affiliates do not have any adequate remedy at law for the breach or threatened breach by such Shareholder of this covenant, and agree that Key or any affiliate of Key may, in addition to the other remedies which may be available to it hereunder, file a suit in equity to enjoin such Shareholder from such breach or threatened breach. If any provisions of this Section 3.1 are held to be invalid or against public policy, the remaining provisions shall not be affected thereby. Each of the Shareholders acknowledges that the covenants set forth in this Section 3.1 are being executed and delivered by such Shareholder in consideration of the covenants of Key contained in this Agreement, an agreed upon allocation of $100,000 of the purchase price being paid by Key to such Shareholder pursuant to Section 1.1 hereof and for other good and valuable consideration, receipt of which is hereby acknowledged. Notwithstanding the foregoing, Key acknowledges and agrees that the Shareholders, through their ownership of LMB Farms (a Texas limited partnership), R&M (a partnership), D&M (a partnership), Black Gold Properties (a partnership) and Massingill Development, Inc., may continue to participate in the businesses' activities specified on Schedule 3.1 hereto and that such participation does not and will not contravene this Agreement.

       3.2.   Issuance of Key Shares.   On the date hereof, Key shall file an
additional listing application with the American Stock Exchange requesting the listing of the Key Shares. On the date Key receives notice of approval of such request, Key shall send written instructions to its transfer agent and registrar to issue, countersign and register one or more certificates representing the Key Shares in the names of the Shareholders or such other parties as are identified on Schedule 3.2 hereof, all in accordance with the written instructions signed by each of the Shareholders. Such certificate(s) shall be delivered to the Shareholders and such other parties as are identified on Schedule 3.2 hereto at the address specified in Section 6.4 hereof or
Schedule 3.2 hereto.

       3.3.  Registration Rights.

              3.3.1. Agreement to Register Resales. Key agrees that no later than September 30, 1997, it will file with the Commission on Form S-3, or if Form S-3 is not available to Key, on Form S-1 or S-2, a shelf registration statement pursuant to Rule 415 of the Securities Act (the "Shelf Registration Statement") covering the offer and resale by the Shareholder of all the Key Shares and will use its best efforts to cause the Shelf Registration Statement to be declared effective by December 15, 1997 by the Commission. The Shelf Registration Statement will not relate to any shares of Key Common Stock other than the Key Shares. Key agrees that, if the Shelf Registration Statement is not declared effective by December 15, 1997, Key shall repurchase any number of the Key Shares, as requested in writing by Shareholders, at the previous day's closing quote on the American Stock Exchange (as reported in the Wall Street Journal), so long as such written request is delivered to Key prior to December 31, 1997.

              3.3.2. Effectiveness of Shelf Registration Statement.  Subject to
       Section 3.3.9 hereof, Key agrees to maintain the Shelf Registration Statement in effect for that period of time (the "Effective Period") beginning on the date the Shelf Registration Statement is declared effective (the "Effective Date") and ending on the earlier of (i) the date the Shareholders have sold all of the Key Shares and (ii) the date on which the Shareholder may be entitled to sell the Key Shares pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force). If the maximum period of time during which the Shelf Registration Statement may be kept effective under applicable regulation is less than the Effective Period and if as of the end of such maximum period not all of the Key Shares registered under the Shelf Registration Statement have been sold, then within 10 days after the end of such maximum period Key shall file either a post-effective amendment to the existing Shelf Registration Statement or a new Shelf Registration Statement covering the offer and resale by the Shareholder of all Key Shares not previously sold, and Key will use its best efforts to cause the same to be declared effective promptly by the Commission and will maintain such Shelf Registration Statement in effect until the end of the Effective Period. In addition, Key shall amend the Shelf Registration Statement and supplement the prospectus included therein as and when required by Form S-3 or Form S-1 or S-2, as applicable, or by the Securities Act.

              3.3.3 Blue Sky Qualification. Key will use its best efforts to effect such qualification and compliance as may be required and as would permit or facilitate the resale of the Key Shares, including, without limitation, registration under the appropriate qualifications under applicable blue-sky or other state securities laws and, appropriate compliance with any other governmental requirements.

              3.3.4. Registration Expenses. All expenses (except for any legal fees for the Shareholder's counsel) relating to the registration of Key Shares pursuant to this Agreement (including, but not limited to, the expenses of any qualifications under the blue-sky or other state securities laws and compliance with governmental requirements of preparing and filing any post-effective amendments or prospectus supplements required for the lawful distribution of the Key Shares to the public in connection with such registration), will be paid by Key.

              3.3.5. Preparation; Reasonable Investigation. In connection with the preparation and filing of the Shelf Registration Statement under the Securities Act pursuant to this Agreement, Key will give the Shareholders the opportunity to participate in the preparation of such Shelf Registration Statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give the Shareholders such access to its books and records and such opportunities to discuss the business of Key with its officers and the independent public accountants who have certified its financial statements as shall be necessary to conduct a reasonable investigation within the meaning of the Securities Act.

              3.3.6. Rights Non-Transferable. The registration rights provided by this Section 3.3 are for the sole benefit of the Shareholders and those persons and entities listed on Schedule 3.2 hereto, are personal in nature, and shall not be available to any subsequent holder of the Key Shares.

              3.3.7. Undertaking to File Reports and Cooperate in Rule 144 and 145 Transactions. For as long as the Shareholders are subject to Rule 144 or Rule 145, Key will use reasonable commercial efforts to timely file all annual, quarterly and other reports required to be filed by it under Section 13 or 15(d) of the Exchange Act and the rules and regulations of the Commission thereunder, as amended from time to time. If the Shareholder proposes to sell any Key Shares pursuant to Rule 144 and 145, Key shall cooperate with the Shareholder so as to enable such sales to be made in accordance with applicable laws, rules and regulations, the requirements of Key's transfer agent, and the reasonable requirements of the broker through which the sales are proposed to be executed. Without limiting the generality of the foregoing, Key shall, upon request, furnish with respect to such sale
       (i) a written statement certifying that Key has complied with the public information requirements of Rule 144 and 145 and (ii) an opinion of Key's counsel regarding such matters as Key's transfer agent or such Shareholder's broker may reasonably desire to confirm.

              3.3.8. Additional undertakings with Respect to Registration Rights. In connection with its registration obligations under this
       Section 3.3, Key shall:

                     3.3.8.1. Delivery of Shelf Registration Statement and Prospectus. Furnish to the Shareholders such number of copies of the Shelf Registration Statement, each amendment and supplement thereto, the prospectus included in such Shelf Registration Statement (including each preliminary prospectus), any documents incorporated by reference therein and such other documents as the Shareholders may reasonably request in order to facilitate the disposition of the Key Shares.

                     3.3.8.2. Notice to the Shareholders. Promptly notify the Shareholders and (if requested by any such person) confirm such notice in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a Shelf Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Key Shares under state securities or "blue sky" laws or the initiation of any proceedings for that purpose, and (iii) of the happening of any event that makes any statement made in a Shelf Registration Statement or related prospectus untrue or that requires the making of any changes in such Shelf Registration Statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as, subject to Section 3.3.9 hereof, promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Key Shares, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.

                     3.3.8.3. Incorporation of Information. If requested by the Shareholders, promptly incorporate in a prospectus supplement or post-effective amendment such information as the Shareholders reasonably request to be included therein, including, without limitation, with respect to the Key Shares being sold by the Shareholders, and promptly make all required filings of such prospectus supplement or post-effective amendment.

                     3.3.8.4. Deliver of Documents Incorporated by Reference. Upon receipt of written request, as promptly as practicable after filing with the Commission of any document which is incorporated by reference into a Shelf Registration Statement (in the form in which it was incorporated), deliver a copy of each such document to the Shareholders.

                     3.3.8.5. Listing. Cause the Key Shares included in any Shelf Registration Statement to be (i) listed on each securities exchange, if any, on which similar securities issued by Key are then listed, or (ii) authorized to be quoted and/or listed (to the extent applicable) on the Nasdaq Stock Market if the Key Shares so qualify.

                     3.3.8.6. Filing of Exchange Act Reports. During the period when a prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

                     3.3.8.7. Requests for Information by the Commission. Notify the Shareholders promptly of any request by the Commission for the amending or supplementing of the Shelf Registration Statement or prospectus or for additional information.

                     3.3.8.8. Notice of Stop Orders. Advise the Shareholders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Shelf Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

For purposes of this Section 3.3.8, Key Shares shall refer to any securities of Key or its successors, into which the Key Shares may be exchanged or converted.

       3.4. Employment; Stock Option Agreement. From the date hereof, Mark Massingill will be employed by Well-Co at a salary of $8,000 per month. In addition, on the date hereof, Mark Massingill shall be granted a stock option authorizing him to purchase 50,000 shares of Key Common Stock at the price and pursuant to the terms set out therein.

       3.5. Further Assurances. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effectuate the transactions contemplated hereby, including, without limitation, assistance from the Shareholders in auditing the financial statements of Well-Co.

       3.6. Material Adverse Change. As used in this Agreement, the term "material adverse change" means any change, event, circumstance or condition (collectively, a "Change") which when considered with all other Changes would reasonably be expected to result in a "loss" having the effect of so fundamentally adversely affecting the business or financial prospects of Key or Well-Co, as the case may be, that the benefits reasonably expected to be obtained by Key or Well-Co, as the case may be, as a result of the consummation of the transactions contemplated by this Agreement would be jeopardized with relative certainty. The term "loss" shall mean any and all direct or indirect payments, obligations, assessments, losses, loss of income, liabilities, fines, penalties, costs and expenses paid or incurred or more likely than not to be paid or incurred, or diminutions in value of any kind or character (whether known or unknown, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that are more likely than not to occur, including without limitation penalties, interest on any amounts payable to a third party as a result of the foregoing and any legal or other expenses reasonably incurred or more likely than not to be incurred in connection with investigating or defending any demands, claims, actions or causes of action that, if adversely determined, would likely result in losses, and all amounts paid in settlement of claims of actions; provided, that losses shall be net of any recoveries by Well-Co from third parties and any insurance proceeds Well-Co is entitled to receive from a non-affiliated insurance company on account of such losses (after taking into account any costs incurred in obtaining such proceeds and any increase in insurance premiums as a result of a claim with respect to such proceeds).

       3.7. Consent to Transfer Key Shares. Key acknowledges and agrees that in connection with execution of this Agreement each Shareholder will transfer up to 50,000 shares of Key Common Stock to those parties identified on Schedule
3.2 hereto. Key Consents to such transfers conditioned upon receipt by Key from said parties of investment representations similar to those made by Shareholders in Section 2.2 hereof.

       3.8. Use of the Levelland Property. The Shareholders agree to cause Massingill Development, Inc. to allow Well-Co the rent free right to occupy and use the Levelland Property (as hereinafter defined) until December 31, 1997 in consideration for Key causing Well-Co to vacate the Levelland Property by December 31, 1997.

       3.9. Transfer of Gray County Litigation. Key acknowledges that prior to the execution of this Agreement, Well-Co has assigned all of its interest in the cause of action asserted in Curtis Well Servicing Co., Inc., et al v. Petro Insurers General Agency, Inc., et al, Cause No. 29,355 in the 223rd Judicial District Court of Gray County, Texas to Lyn-Mar Investments, Inc., a Texas corporation owned by the Mark Duane Massingill and B. D. Massingill. From and after the date hereof the Shareholders agree to cause Lynn-Mar Investments, Inc., and Key agrees to cause Well-Co, to execute and deliver such other and further instruments as may be required to reflect Lynn-Mar Investment, Inc.'s ownership of such cause of action and that Well-Co has no further liability or obligation thereunder.


                                   ARTICLE 4

                                INDEMNIFICATION

       4.1. Indemnification by Shareholders. On the terms and conditions and subject to the limitations provided in this Article 4, each of the Shareholders shall indemnify, defend and hold harmless Well-Co, Key, Key's affiliates and subsidiaries and their respective officers, directors, employees, agents and stockholders (collectively, the "Key Indemnified Parties"), against and with respect to any and all claims, costs, damages, losses, expenses, obligations, liabilities, recoveries, suits, causes of action and deficiencies ("Damages"), in excess of $150,000.00 in the aggregate that such indemnitees shall incur or suffer, which arise, result from or relate to any breach of, or failure by, the Shareholders to perform, their respective representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered by Key to the Shareholders under this Agreement; provided, however, that (i) the Shareholders' aggregate obligations to indemnify the Key Indemnified Parties shall never exceed the aggregate sum of $21,520,816.46 (as adjusted pursuant to the provisions of Section 1.3 hereof); (ii) the Shareholders shall not be required to so indemnify, defend and hold harmless the Key Indemnified Parties against and with respect to any Damages incurred as a result of a breach by either of the Shareholders of their respective representations and warranties in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to Key by either of the Shareholders under this Agreement for which a Key Indemnified Party fails to provide written notice of a claim for such Damages to the Shareholders on or before the expiration of the survival period (as specified in Section 5 hereof) of the specific representation or warranty alleged to have been breached; and (iii) in the event that a Key Indemnified Party can recover Damages for which it is indemnified by the Shareholders pursuant to this Section 4.1 from a collateral source including, but not limited to, a third party or insurance coverage, and does in fact collect all or a portion of such Damages from such collateral source, then such Key Indemnified Party agrees not to enforce its right to indemnification under this Section 4.1 to the extent of such third party collections.

       4.2.   Indemnification by Key.   On the terms and conditions and subject
to the limitations provided in this Article 4, Key shall indemnify, defend and hold harmless each of the Shareholders against and with respect to any and all Damages in excess of $150,000.00 in the aggregate that such indemnitees shall incur or suffer, which arise, result from or relate to any breach of, or failure by Key to perform, any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to the Shareholders by or on behalf of Key under this Agreement; provided, however, that (i) Key's aggregate obligation hereunder to indemnify the Shareholders shall not exceed the sum of $21,520,816.46 (as adjusted pursuant to the provisions of Section 1.3 hereof);
(ii) Key shall not be required to so indemnify, defend and hold harmless the Shareholders and their employees and agents against and with respect to any Damages incurred as a result of a breach by Key or any of is representations and warranties in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to the Shareholders by Key under this Agreement for which the Shareholders fail to provide written notice of a claim for such Damages to Key on or before the expiration of the survival period (as is specified in Section 5 hereof) of the specific representations or warranty alleged to have been breached; and (iii) in the event that the Shareholders can recover Damages for which they are indemnified by Key pursuant to this Section
4.2 from a collateral source including, but not limited to, a third party or insurance coverage, and does in fact collect all or a portion of such Damages from such collateral source, then the Shareholders agree not to enforce their right to indemnification under this Section 4.2 to the extent of such third party collections.

In addition, Key will indemnify, defend and hold harmless the Shareholders and their employees and agents against any claims in excess of $150,000 in the aggregate to which the Shareholders may become subject (i) which arise, result from or relate to the conduct of the business of Well-Co before or after the date of this Agreement, except to the extent that the Shareholders are required to indemnify Key pursuant to Section 4.1 or Section 4.5 of this Agreement; and
(ii) under the Securities Act or otherwise, insofar as such claims, or actions or proceedings (whether commenced or threatened), in respect thereof, arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and Key will reimburse the Shareholders and each such employee and agent for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such claim (or action or proceeding in respect thereof); provided that Key shall not be liable in any such case to the extent that a claim (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Key in an instrument duly executed by the Shareholders specifically stating that it is for use in the preparation thereof; provided however, that (i) Key's aggregate obligation hereunder to indemnify the Shareholders shall never exceed $21,520,816.46 (as adjusted pursuant to the provisions of Section 1.3 hereof); (ii) Key shall not be required to so indemnify, defend and hold harmless the Shareholders and their employees and agents against and with respect to any Damages incurred as a result of a breach by Key or any of its representations and warranties in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or delivered to the Shareholders by Key under this Agreement for which the Shareholders fail to provide written notice of a claim for such Damages to Key on or before the expiration of the survival period (as is specified in Section 5 hereof) of the specific representations or warranty alleged to have been breached; and (iii) in the event that the Shareholders can recover Damages for which they are indemnified by Key pursuant to this Section
4.2 from a collateral source including, but not limited to, a third party or insurance coverage, and does in fact collect all or a portion of such Damages from such collateral source, then the Shareholders agree not to enforce their right to indemnification under this Section 4.2 to the extent of such third party collections.

       4.3. Indemnification Procedure. If any party hereto discovers or otherwise becomes aware of an indemnification claim arising under Section 4.1,
Section 4.2 or Section 4.5 of this Agreement, such indemnified party shall give written notice to the indemnifying party, specifying such claim, and may thereafter exercise any remedies available to such party under this Agreement; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Article 4, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party, give written notice to the latter of the commencement of such action; provided, however, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations hereunder, to the extent the indemnifying party is not materially prejudiced thereby. In case any such action is brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after such notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying party has failed to assume the defense of such claim and to employ counsel reasonably satisfactory to such indemnified person. Any indemnifying party who elects not to assume the defense of a claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such claim or with respect to claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably satisfactory to the indemnified party, the expenses of such defense to be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld, or unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying party, without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

       4.4.   [Reserved]

       4.5. Special Environmental Indemnification. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties relating to the property described in Schedule 4.5 hereto (the "Levelland Property") shall be governed exclusively as set forth in this Section 4.5.

              4.5.1. Each of the Shareholders shall jointly and severally indemnify, defend and hold harmless the Key Indemnified Parties against and with respect to any and all liability, costs, damages (including, but not limited to, natural resources damages), losses, expenses, obligations, recoveries, suits, causes of action and deficiencies, including interest, penalties and reasonable attorneys', experts' and consultants' fees, which arise out of, result from or relate to the Levelland Property and/or the Motor Fuels Corporation Site (defined below) including, without limitation, damages relating to pollution releases and environmental conditions thereon (the "Levelland Damages"), subject only to the following limitations:

                     4.5.1.1. The Shareholders agree to place 50,000 shares of Key Common Stock in escrow to secure the obligation to pay the Levelland Damages in accordance with the terms and conditions set forth in the Escrow Agreement executed by the parties and delivered concurrently herewith.

                     4.5.1.2. The indemnification in favor of Key contained in this Section 4.5 shall be expressly understood by Shareholders to be unlimited as to duration and amount, except as limited by
              Section 4.5.1.3 hereof.

                     4.5.1.3. The parties agree that if, subsequent to the date of this Agreement, there is a change in control of the capital stock of Key or Well-Co (other than a merger or consolidation of Well-Co with (or a transfer of the Well-Co shares to) a Key affiliate or subsidiary of Key), then upon such change in control the following shall occur:

                            4.5.1.3.1. If the Escrow Agreement entered into pursuant to Section 4.5.1.1 is then in effect, the Escrow Agreement shall terminate and any shares of Key Common Stock, or cash escrowed in substitution therefor, shall be released from escrow and delivered to Shareholders.

                            4.5.1.3.2. The indemnification by Shareholders in favor of the Key Indemnified Parties provided for in this
                     Section 4.5 shall terminate with respect to the successor of the Key Indemnified Parties as a result of the change in control after the passage of twenty-five (25) years from the date of this Agreement. After such termination Key, its successors and assigns, shall indemnify and hold harmless Shareholders from and against any Levelland Damages incurred by Shareholders solely in their capacity as former Shareholders of Well-Co.

              4.5.2. Key agrees that it will not seek indemnification under the provisions of this Section 4.5 unless it has complied with the Indemnification Procedures set out in Section 4.3 hereof.

              4.5.3. Each Shareholder covenants not to sue Key, its shareholders, subsidiaries or affiliates, or their respective officers, directors, employees and agents, for any and all liability and response costs incurred by Shareholders which arise out of or relate to Well-Co's ownership or use of the Levelland Property prior to the date of this Agreement, any relationship the Levelland Property may have or be alleged to have in connection with the Motor Fuels Corporation Site, or any release or threat of release from the Motor Fuels Corporation Site.

              4.5.4. The "Motor Fuels Corporation Site" means the site designated as Site No. TX0001093152 by the Texas Natural Resource Conservation Commission and the U.S. Environmental Protection Agency, including any site or area to which a hazardous substance therefrom has migrated.

       4.6. Exclusive Remedy. From and after the date of this Agreement, the indemnification provided in Sections 4.1 through 4.5 shall be the exclusive remedy that may be asserted under this Agreement, in connection with the transactions contemplated herein or in connection with the business or operations of Well-co. Notwithstanding any provisions to the contrary contained herein, each of the parties to this Agreement hereby waives any right to recover special, punitive or exemplary damages for any claim asserted against the other.


                                   ARTICLE 5

                                 MISCELLANEOUS

       5.1. Survival of Representations, Warranties and Covenants. All representations and warranties made by the parties hereto shall survive until September 30, 1998, notwithstanding the preparation by Key of the Final Balance Sheet or any investigation made by or on behalf of any of the parties hereto; provided, however, that the representations and warranties contained in
Section 2.1.11 shall survive until the expiration of the applicable statute of limitations associated with tax issues. All statements contained in any certificate, schedule, exhibit or other instrument delivered pursuant to this Agreement shall be deemed to have been representations and warranties by the respective party or parties, as the case may be, and shall also survive until September 30, 1998 despite any investigation made by any party hereto or on its behalf. All covenants and agreements contained herein shall survive as provided under this Agreement.

       5.2. Entirety. This Agreement embodies the entire agreement among the parties with respect to the subject matter hereof, and all prior agreements between the parties with respect thereto are hereby superseded in their entirety.

       5.3. Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

       5.4. Notices and Waivers. Any notice or waiver to be given to any party hereto shall be in writing and shall be delivered by courier, sent by facsimile transmission or first class registered or certified mail, postage prepaid, return receipt requested.

                                  IF TO KEY

 Addressed to:                               With a copy to:

 Key Energy Group, Inc.                      Key Energy Group, Inc.
 Two Tower Center, Tenth Floor               1501 E. Taylor
 East Brunswick, New Jersey 08816            Midland, Texas 79701
 Attn: General Counsel                       Attn: C. Ron Laidley
 Facsimile:  (908) 247-5148                  Facsimile: (915) 570-8990

                                             and

                                             Lynch, Chappell & Alsup
                                             300 N. Marienfeld, Suite 700
                                             Midland, Texas 79701
                                             Attn: James M. Alsup
                                             Facsimile: (915) 683-2587

                             IF TO A SHAREHOLDER

 Addressed to:                               With a copy to:

 Mark Massingill                             Kendall Cowan
 2122 Mustang Drive                          Robinson, Burdette, Martin & Cowan
 Levelland, Texas 79336                      13th Floor
                                             First National Bank Bldg.
                                             Lubbock, Texas 7740l
                                             Facsimile: (806) 747-2106

                                             and

                                             Jenkens & Gilchrist
                                             1445 Ross Avenue, Suite 3200
                                             Dallas, Texas 75204
                                             Attn: Wm. Vincent Murchison
                                             Facsimile: (214) 855-4300




       Any communication so addressed and mailed by first-class registered or certified mail, postage prepaid, with return receipt requested, shall be deemed to be received on the third business day after so mailed, and if delivered by courier or facsimile to such address, upon delivery during normal business hours on any business day.

       5.5. Table of Contents and Captions. The table of contents and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof.

       5.6. Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Key and the Shareholders (and parties affiliated with them or, as to the registration rights provided in Section 3.3 hereof, those parties listed on
Schedule 3.2 hereto), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

       5.7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

       5.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

       5.9. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable laws of the State of Texas.

       5.10. Knowledge. Reference to "knowledge" contained in Sections 2.1.3, 2.1.17, 2.1.14, 2.1.16 and 2.1.20 hereof refer only to the actual knowledge of each Shareholder. Reference to "knowledge", "known" or "knows" contained in Sections 2.1.10, 2.1.11, 2.1.13, 2.1.15, 2.1.17, 2.1.17.7, 2.1.19 and 2.1.21
hereof refer to, in addition to the actual knowledge of each Shareholder, that level of knowledge which a person in the same office, position and relationship to Well-Co (and the same level of responsibility and authority over the operations of Well-Co) as such Shareholder would be reasonably expected to possess.

       IN WITNESS WHEREOF, the Shareholders have executed this Agreement and the other parties hereto have caused this Agreement to be signed in their respective corporate names by their respective duly authorized representatives, all as of the day and year first above written.



                                           KEY ENERGY GROUP, INC.


                                           By:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------



                                           SHAREHOLDERS



                                           -------------------------------------
                                           Mark Massingill




                                           -------------------------------------
                                           Lynn Massingill